Exhibit 12

                           TELEPHONE AND DATA SYSTEMS, INC.
                          RATIO OF EARNINGS TO FIXED CHARGES
                        For the Six Months Ended June 30, 1994
                                (Dollars In Thousands)


   EARNINGS:
      Income from Continuing Operations before
        income taxes                                                $   43,828

        Add (Deduct):
          Minority Share of Cellular Losses                                (76)
          Earnings on Equity Method                                    (12,909)
          Distributions from Minority Subsidiaries                       8,962
          Amortization of Non-Telephone Capitalized
            Interest                                                        14
          Minority interest in majority-owned subsidiaries
            that have fixed charges                                      1,733
                                                                     ---------
                                                                        41,552

        Add fixed charges:
          Consolidated interest expense                                 18,621
          Interest Portion (1/3) of Consolidated Rent Expense            2,457
          Amortization of debt expense and discount on
            indebtedness                                                    72
                                                                    ----------
                                                                    $   62,702
                                                                    ==========

   FIXED CHARGES:
      Consolidated interest expense                                 $   18,621
      Interest Portion (1/3) of Consolidated Rent Expense                2,457
      Amortization of debt expense and discount on indebtedness             72
                                                                    ----------
                                                                    $   21,150
                                                                    ==========

   RATIO OF EARNINGS TO FIXED CHARGES                                     2.96
                                                                    ==========

      Tax-Effected Redeemable Preferred Dividends                   $    1,156
      Fixed Charges                                                     21,150
                                                                    ----------
        Fixed Charges and Redeemable Preferred Dividends            $   22,306
                                                                    ==========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND REDEEMABLE PREFERRED DIVIDENDS                                   2.81
                                                                    ==========

      Tax-Effected Preferred Dividends                              $    2,039
      Fixed Charges                                                     21,150
                                                                    ----------
        Fixed Charges and Preferred Dividends                       $   23,189
                                                                    ==========

   RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                              2.70
                                                                    ==========
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